Exhibit 23.1
Consent of Independent Auditors
We consent to the reference to the use of our report dated October 28, 2008, with respect to the consolidated financial statements of the Acquired Entities of Fluid Power Resource, LLC included in the Form 8-K/A dated November 5, 2008 of Applied Industrial Technologies, Inc.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
November 3, 2008